As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Xinhua Finance Media Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	4899	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
Room 701, Kun Tai International Mansion
12B Chao Wai Street, ChaoYang District
Beijing 100020, People’s Republic of China
(8610) 8567-6068
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________
Share Option and Share Grant Plan and certain individual Option Agreements
(Full Title of the Plans)
_______________
Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________
Copies to:
David T. Zhang
John A. Otoshi
Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
(852) 2522-7886
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
	Amount to be	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Offering Price(2)	Fee
Common Shares, $0.001 par value per share (3)	10,698,141 shares	$8,344,550
Common Shares, $0.001 par value per share (3)	1,029,461 shares	$12,271,176
Common Shares, $0.001 par value per share (3)	19,530,205 shares	$232,800,044
Total (4)	31,257,807 shares	$253,415,770	$7,780

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	These shares are offered under the Share Option and Share Grant Plan and various individual Option Agreements. Pursuant to Rule 457(c) and Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 10,698,141 shares issuable upon the exercise of outstanding options under individual option agreements as of July 11, 2006 multiplied by the exercise price of $0.78 per share, which is equal to an aggregate offering price of $8,344,550, (b) the product of the remaining 1,029,461 shares that are reserved for possible issuance under similar individual option agreements multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares (each representing two common shares), or ADSs, as quoted on the Nasdaq Global Market on May 10, 2007, or $11.92, which is equal to an aggregate offering price of approximately $12,271,176, and (c) the product of the 19,530,205 shares issued that may be issued under the Share Option and Share Grant Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares (each representing two common shares), or ADSs, as quoted on the Nasdaq Global Market on May 10, 2007, or $11.92, which is equal to an aggregate offering price of approximately $232,800,044.

(3)	These shares may be represented by the Registrant’s ADSs, each of which represents two common shares. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (333-140813).

(4)	Any common shares covered by an award granted under either the Share Option and Share Grant Plan or the individual Option Agreements (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of common shares which may be issued under either the Plan or the Option Agreements. Common shares that actually have been issued under either the Plan or the Option Agreements pursuant to an award shall not be returned to the Plan or to the pool of common shares available for issuance under Option Agreements and shall not become available for future issuance under either the Plan or any Option Agreement, except if unvested common shares are forfeited or repurchased by the Company at their original issue price, such common shares shall become available for future grant under either the Plan or the Option Agreements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Xinhua Finance Media Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
     (a) The Registrant’s prospectus filed (the “Prospectus”) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), on March 9, 2007, dated March 8, 2007;
     (b) The Registrant’s Report of Foreign Private Issuer on Form 6-K dated April 30, 2007; and
     (c) The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Prospectus, and all amendments and reports subsequently filed for the purpose of updating that description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their fraud or dishonesty.
     Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to our Registration Statement on Form F-1, as amended (Registration No. 333-140808), we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
     The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-140808), also provides for indemnification of us and our officers and directors.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Conyers Dill & Pearman.

10.1
Xinhua Finance Media Limited’s Share Option and Share Grant Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-140808) filed with the Securities and Exchange Commission on February 21, 2007).

10.6
Xinhua Finance Media Limited’s form of individual Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form F-1 (file no. 333-140808) filed with the Securities and Exchange Commission on February 21, 2007).

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.2	Consent of Deloitte Touche Tohmatsu.

24.1	Power of Attorney (included on signature page hereto).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on May 11, 2007.

Xinhua Finance Media Limited
By:	/s/ Fredy Bush
	Name:	Fredy Bush
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Ms. Fredy Bush and Mr. Shelly Singhal, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of May 11, 2007.

Signature	Title

/s/ Fredy Bush Fredy Bush	Chief Executive Officer and Chairman of Board of Directors

/s/ Shelly Singhal Shelly Singhal	Chief Financial Officer and Director (principal financial and accounting officer)

/s/ Zhu Shan Zhu Shan	Director

Signature	Title

/s/ Graham Earnshaw Graham Earnshaw	Director

/s/ Aloysius T. Lawn Aloysius T. Lawn	Director

/s/ Donald J. Puglisi	Authorized Representative in the United States
Name: Donald J. Puglisi
Title: Managing Director, Puglisi & Associates